Sonic Foundry Reports Second Quarter Fiscal 2011 Results

MADISON, Wis., April 28, 2011 /PRNewswire/ -- Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting, lecture capture and knowledge management, today announced financial results for its fiscal 2011 second quarter ended March 31, 2011.

GAAP results include:

  Revenues of $5.5 million, up 13 percent over the second quarter of fiscal 2010
  Product and other revenue of $2.7 million, an increase of 6 percent over the second quarter of fiscal 2010
  Services revenue of $2.8 million, an increase of 20 percent over the second quarter of fiscal 2010
    Support and maintenance revenues of $1.7 million, an increase of 7 percent over the second quarter of fiscal 2010
    Event services and hosting revenues of $1.2 million, an increase of 45 percent over the second quarter of fiscal 2010
  Unearned revenue balance of $5.3 million, an increase of 9 percent over the second quarter of fiscal 2010
  GAAP net loss of $(272) thousand or $(0.07) per basic and diluted share, compared to a net loss of $(131) thousand or $(0.04) per basic and diluted share in the second quarter of fiscal 2010

Non-GAAP results include:

  Billings of $5.1 million, an increase of 8 percent over the second quarter of fiscal 2010
  Product and other billings of $2.7 million, an increase of 6 percent over the second quarter of fiscal 2010
  Services billings of $2.4 million, an increase of 10 percent over the second quarter of fiscal 2010
    Support and maintenance billings of $1.5 million, an increase of 9 percent over the second quarter of fiscal 2010
    Event services and hosting billings of $942 thousand, an increase of 11 percent over the second quarter of fiscal 2010
  Non-GAAP net loss of $(250) thousand or $(0.07) per basic share compared to net income of $49 thousand or $0.01 per basic share in the second quarter of fiscal 2010

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

Year-to-date revenues are up 22 percent from YTD-2010 to YTD-2011. Revenues for the first six months of 2011 totaled $11.5 million compared to $9.4 million in the first six months of 2010.

As previously reported, cash provided by operating activities continues to improve. Despite a net loss of $(272) thousand in the second quarter of fiscal 2010, cash provided by operating activities during the first half of fiscal 2011 totaled $220 thousand versus cash used in operations of $(346) thousand for the first half of fiscal 2010. YTD-2011 net loss was $(49) thousand or $(0.01) per basic and diluted share, while YTD-2010 net loss was $(451) thousand or $(0.12) per basic and diluted share.

International product billings accounted for 30 percent of overall billings, compared to 20 percent in Q2-2010. Total event services and hosting revenues for the quarter were $1.2 million compared to $807 thousand in Q2-2010.

Of the unearned revenue balance, the company expects to realize $2.2 million in the quarter ending June 30, 2011. Revenue from service contracts is recognized over the life of the contract. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services. Sonic Foundry Event Services customers are typically corporate meeting planners, communication executives or training directors planning either large, multi-room, multi-day events or high-profile live events such as press conferences or product launches.

Second quarter fiscal 2011 total gross margin was 70 percent, compared to 75 percent in Q2-2010. Gross margin was affected by an increase in direct and outsourced event labor costs with lower markups for services which the company does not provide, such as closed captioning. Gross margin was also impacted by a greater volume of discounted upgrade units for customers whose product had reached end of hardware warranty eligibility. These effects were partially offset by a lesser number of higher quantity transactions with corresponding discount pricing this year than in the prior year.

In the second quarter fiscal 2011 and 2010, 66 percent of billings were to preexisting customers. Billings to education customers totaled 56 percent and corporate billings totaled 30 percent of the total billings for the quarter.

During the second quarter fiscal 2011, the company also announced it had been granted its third patent by the U.S. Patent and Trademark Office for its flagship Mediasite product line. The patent, "Rich Media Event Production System and Method Including the Capturing, Indexing and Synchronizing of RGB-Based Graphic Content," further strengthens and protects the company's intellectual property and market leadership positions.

"Even with Middle Eastern tensions, natural disasters in Japan and historic winter storms in the northeast US, we continue to see increasing global demand for our products and services," said Gary Weis, chief executive officer of Sonic Foundry. "Lecture capture continues to make inroads towards becoming a mainstream educational technology on campus, a move increasingly driven by student demand and expectation. We've also continued to see a surge in the meeting and events industry. Across all verticals we find organizations that are willing to place a premium on our ability to deliver both on-premises, hosted and turnkey webcasting solutions."

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2011 second quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q2. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management's opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Event Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc. Condensed Consolidated Balance Sheets (in thousands, except for share data) (Unaudited)
	March 31, 2011	September 30, 2010
Assets
Current assets:
Cash and cash equivalents	$ 4,208	$ 3,358
Accounts receivable, net of allowance of $90 and $105	3,734	5,038
Inventories	786	541
Prepaid expenses and other current assets	627	433
Total current assets	9,355	9,370
Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,946	2,597
Furniture and fixtures	461	461
Total property and equipment	4,387	4,038
Less accumulated depreciation	3,132	2,801
Net property and equipment	1,255	1,237
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $96 and $71	59	84
Total assets	$ 18,245	$ 18,267

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$ -	$ -
Accounts payable	684	1,138
Accrued liabilities	607	752
Unearned revenue	4,859	5,486
Current portion of notes payable	777	552
Total current liabilities	6,927	7,928

Long-term portion of unearned revenue	465	587
Long-term portion of notes payable	678	1,040
Other liabilities	42	85
Deferred tax liability	1,610	1,490
Total liabilities	9,722	11,130

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 3,779,074 and 3,650,823 shares issued and 3,766,358 and 3,638,107 shares outstanding	38	37
Additional paid-in capital	187,407	185,973
Accumulated deficit	(178,727)	(178,678)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	8,523	7,137
Total liabilities and stockholders' equity	$ 18,245	$ 18,267

Sonic Foundry, Inc. Condensed Consolidated Statements of Operations (in thousands, except for share and per share data) (Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010

Revenue:
Product	$ 2,631	$ 2,509	$ 5,475	$ 4,437
Services	2,839	2,366	5,864	4,914
Other	55	34	116	60
Total revenue	5,525	4,909	11,455	9,411
Cost of revenue:
Product	1,291	1,114	2,641	1,944
Services	364	119	683	309
Total cost of revenue	1,655	1,233	3,324	2,253
Gross margin	3,870	3,676	8,131	7,158

Operating expenses:
Selling and marketing	2,443	2,320	4,905	4,538
General and administrative	717	594	1,336	1,397
Product development	862	805	1,696	1,516
Total operating expenses	4,022	3,719	7,937	7,451
Income (loss) from operations	(152)	(43)	194	(293)

Other expense, net	(60)	(28)	(123)	(38)
Income (loss) before income taxes	(212)	(71)	71	(331)
Provision for income taxes	(60)	(60)	(120)	(120)
Net loss	$ (272)	$ (131)	$ (49)	$ (451)

Net loss per common share:
– basic and diluted	$ (0.07)	$ (0.04)	$ (0.01)	$ (0.12)

Weighted average common shares – basic and diluted	3,732,996	3,614,321	3,693,444	3,610,581

Non-GAAP Consolidated Statements of Operations (in thousands, except for per share data)

	Fiscal Quarter Ended March 31, 2011			Fiscal Quarter Ended March 31, 2010
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$ 5,525	$ (402)	$ 5,123	$ 4,909	$ (152)	$ 4,757
Cost of revenue	1,655	—	1,655	1,233	—	1,233
Total operating expenses	4,022	(364)	3,658	3,719	(272)	3,447
Loss from operations	(152)	(38)	(190)	(43)	120	77
Other expense	(60)	—	(60)	(28)	—	(28)
Provision for income taxes	(60)	60	—	(60)	60	—
Net loss	$ (272)	$ 22	$ (250)	$ (131)	$ 180	$ 49
Basic net loss per common share	$ (0.07)	$ 0.00	$ (0.07)	$ (0.04)	$ 0.05	$ 0.01

(1)Adjustments consist of the following:

Billings	$ (402)	$ (152)
Depreciation and amortization	172	133
Non-cash tax provision	60	60
Stock-based compensation(2)	192	139

Total non-GAAP adjustments	$ 22	$ 180

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing	$ 131	$ 93
General and administrative	13	10
Product development	48	36

Total stock-based compensation	$ 192	$ 139

CONTACT: investor inquiries, investor@sonicfoundry.com, or media relations, tammyk@sonicfoundry.com, both of Sonic Foundry, Inc.